                                                                   Exhibit 10.13

                              EMPLOYMENT AGREEMENT

     AGREEMENT made by and between ConAgra, Inc., a Delaware corporation ("Company"), and Bruce Rohde ("Executive") effective as of the 26th day of August, 1996.

     The Board of Directors of the Company ("Board") has determined that it is in the best interests of the Company to obtain and retain the services of Executive and to induce Executive to leave his current position in order to accept a position with the Company. In order to accomplish this objective, the Board has caused the Company to enter into this Agreement.

     NOW, THEREFORE, it is agreed as follows:

     1. Term of Employment. Executive's term of employment under this Agreement shall commence on August 26, 1996 ("Effective Date") and shall continue in accordance with the terms hereof until a termination of Executive's employment.

     2.     Position and Duties.

     2.1 Position. The Company employs Executive as President of the Company. The Board has elected Executive as Vice Chairman of the Board and a member of the Executive Committee of the Board. Executive shall have the customary powers, responsibilities and authorities of presidents of corporations of the size, type and nature of the Company. Executive's office shall be at the principal executive offices of the Company in Omaha, Nebraska.

     2.2 Duties. Executive shall devote his full working time and efforts to the performance of the duties outlined above. Executive may, consistent with his duties hereunder, engage in charitable and community affairs, manage his personal investments and (subject to the prior approval of the Board) serve on the board of directors of other companies.

     3.     Compensation.

     3.1 Base Salary. The Company shall pay Executive a Base Salary ("Base Salary") at the rate of $750,000 per annum. The base salary shall be payable in accordance with the ordinary payroll practices of the Company. Executive's rate of Base Salary shall be reviewed for possible increases by the Board at least annually.

     3.2 Annual Incentive Bonus. Executive shall be entitled to receive an annual bonus under the Company's Executive Annual Incentive Plan ("Annual Bonus Plan"), or any successor plan subsequently available to senior executive officers. Executive's target bonus opportunity under the Annual Bonus Plan shall not be less than 80% of Executive's Base Salary. The performance goals with respect to such target bonus opportunity shall be established annually by the Board on a basis consistent with the establishment of such performance goals for other senior executive officers of the Company.

     3.3 Long Term Senior Management Incentive Plan. Executive shall participant in Company's Long Term Senior Management Incentive Plan ("LTSMIP"). Executive shall receive three units in the LTSMIP for fiscal year 1997; provided, any payments to Executive for fiscal 1997 shall be prorated and based on Executive's employment from the Effective Date to the end of the fiscal year. Executive's participation in the LTSMIP shall increase (i) to four units for fiscal year 1998 and (ii) to six units at such time as Executive becomes Chief Executive Officer of ConAgra.

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                                                       Exhibit 10.13 (continued)

     3.4 Restricted Stock Grant. Pursuant to the Company's 1995 Stock Plan, the Human Resources Committee of the Board ("Committee") has granted to Executive an award of 100,000 restricted shares of Company common stock on the Effective Date. Such shares shall vest at the rate of 10% on the last day of each fiscal year of the Company, with the first 10% vesting on the last day of fiscal 1997.

     3.5 Stock Option Grant. Pursuant to the Company's 1995 Stock Plan, the Committee has granted to Executive on the Effective Date options to acquire 100,000 shares of Company common stock. The exercise price of such options is $43.00 per share, the closing price of the Company's common stock on the New York Stock Exchange on the date of grant. Such options shall vest and become exercisable at the rate of 20% per year on the last day of each fiscal year of the Company, with the first 20% becoming vested and exercisable on the last day of fiscal 1997.

     4.     Other Benefits.

     4.1 Employee Benefit Plans. The Company shall provide Executive with coverage under all employee benefit programs, plans and practices, in accordance with the terms thereof, which the Company makes available to senior executive officers.

     4.2 Pension Credit. At such time as Executive becomes Chief Executive Officer of the Company, Executive shall be credited with sufficient prior years of service for purposes of determining Executive's benefit payable under the Company's supplemental pension and related benefit plans so that Executive would have 25 years of service if Executive remained employed by the Company until age 65.

     4.3 Directors and Officers Liability Coverage. Executive shall be entitled to the same coverage under the Company's directors and officers liability insurance policies as is available to senior executive officers and directors with the Company. In any event, the Company shall indemnify and hold Executive harmless, to the fullest extent permitted by the laws of the State of Delaware, from and against all costs, charges and expenses (including reasonable attorneys' fees) incurred or sustained in connection with any action, suit or proceeding to which Executive or his legal representatives may be made a party by reason of Executive's being or having been a director or officer of the Company or any of its affiliates. The provisions of this subparagraph shall survive the termination of this Agreement for any reason.

     4.4 Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties under this Agreement, including expenses for travel and similar items related to such duties. The Company shall reimburse Executive for all such expenses upon presentation by Executive from time to time of an itemized account of such expenditures.

     5. Termination of Employment. The Company may terminate Executive's employment at any time for any reason, and Executive may terminate his employment at any time for Good Reason, subject to the terms of this Section 5. For purposes of this Section 5, the following terms shall have the following meanings:

            (a) "Cause" shall be limited to (i) action by Executive involving willful malfeasance in connection with his employment having a material adverse effect on the Company, (ii) substantial and continuing refusal by Executive in willful breach of this Agreement to perform the duties ordinarily performed by an executive occupying his position, which refusal has a material adverse effect on the Company, or (iii) Executive being convicted of a felony involving moral turpitude under the laws of the United States or any state.

            (b) "Good Reason" shall mean (i) the assignment to Executive of duties materially

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                                                       Exhibit 10.13 (continued)

                 inconsistent with Executive's position or any removal of Executive from, or failure to elect or reelect Executive to, the position of President of the Company and Vice Chairman of the Board of Directors (or other position as may be agreed to by Executive), except in any case in connection with the termination of Executive's employment for Cause, Permanent Disability, death, or voluntary termination by Executive without Good Reason, (ii) a reduction of Executive's Base Salary or annual target bonus opportunity as in effect on the Effective Date or as the same may be increased from time to time, (iii) any material breach by the Company of any provision of this Agreement, (iv) a requirement that Executive be based at any office or location other than Omaha, Nebraska at any time within four years following the Effective Date or (v) a Change of Control of the Company occurs.

            (c) "Change of Control" shall have the meaning provided in the Conditional Employment Agreement between the Company and Executive dated of even date herewith.

            (d) "Permanent Disability" shall mean the permanent disability of Executive as defined under the Company's Long-Term Disability Plan.

     5.1 Termination Upon Death or Permanent Disability. In the event Executive's employment with the Company is terminated by reason of Executive's death or Permanent Disability (i) all restrictions on previously-granted restricted stock awards shall lapse and such shares shall become fully vested, (ii) all options previously granted to Executive in connection with the LTSMIP shall become fully vested and exercisable during the remainder of the term of such options, and all then vested options granted in accordance with
            Section 3.5 above shall remain exercisable during the full term of such options, (iii) all deferred and other amounts previously accrued for the benefit of Executive shall be promptly paid to Executive's estate or designated beneficiary (the items in (i), (ii) and (iii) above are collectively referred to as the "Accrued Benefits"), (iv) Executive and his dependents shall continue to participate in the Company's employee benefit plans to the extent provided in such plans with respect to the death or Permanent Disability of senior executive officers of the Company, (v) Executive's Base Salary shall be paid through the month of death or Permanent Disability and (vi) Executive shall receive a benefit under the Annual Bonus Plan and the LTSMIP prorated for the fiscal year during which Executive died or became Permanently Disabled.

     5.2 Termination Without Cause or for Good Reason. If the Company terminates the employment of Executive without Cause, or if Executive voluntarily terminates employment with Good Reason, (i) Executive shall receive all Accrued Benefits, (ii) Executive and his dependents shall continue to participate in the Company's medical and dental programs for a period of 24 months at no cost to Executive, (iii) Executive's Base Salary shall continue for a period of 24 months following such termination, and (iv) in the event of a termination for Good Reason on account of a Change of Control, Executive shall receive the benefits described in the Conditional Employment Agreement of even date herewith (reduced to the extent the Base Salary benefit in (iii) above is duplicative of a similar benefit under such Conditional Employment Agreement).

     5.3 Termination With Cause or Without Good Reason. If the Company terminates the employment of Executive with Cause, or if Executive voluntarily terminates employment with the Company without Good Reason, then (i) Executive shall be paid the Base Salary through the month of termination, and (ii) Executive shall receive benefits, if any, under Company plans in accordance with the terms of such plans.

     5.4 Timing of Payments. All cash payments required hereunder following the termination of Executive's employment shall be made within fifteen days following such termination; provided, that cash payments under the Annual Bonus Plan or the LTSMIP shall be made following the end of the applicable fiscal year at the same time as such payments are made to the Company's other

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                                                       Exhibit 10.13 (continued)

            senior executive officers participating in such plans.

     6. Nondisclosure of Confidential Information. Executive shall not, without the prior written consent of the Company, disclose any Company Confidential Information except (i) in the business of and for the benefit of the Company, while employed by the Company, or
            (ii) when required to do so by a court of competent jurisdiction, by any administrative body or legislative body. "Confidential Information" shall mean non-public information concerning the Company's financial data, strategic business plans, product development and other proprietary information, except for items which have become publicly available information or are otherwise known to the public. Confidential Information does not include information the disclosure of which could not reasonably be expected to adversely affect the business of the Company.

     7. Noncompetition. From the Effective Date through a period ending two years following the termination of the employment of Executive with the Company for any reason, Executive shall not be an executive officer, board member, 5% or greater owner or partner, or employee of a food company with revenues over $1 billion. Executive agrees that any breach of the covenants contained in this Section 7, and the covenants contained in the preceding Section 6, will irreparably injure the Company, and accordingly the Company may, in addition to pursing any other remedies available at law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of such provisions by Executive.

            Executive acknowledges and agrees that the provisions of this
            Section 7 are reasonable and valid in duration and scope and in all other respects. If any court determines that any provision of this
            Section is unenforceable because of duration or scope of such provision, such court shall have the power to reduce the scope or duration of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

     8. Offsets. In the event of any breach of this Agreement, Executive shall not be required to mitigate damages nor shall the payments due Executive hereunder be reduced or offset by reason of any payments Executive may receive from any other source.

     9. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. In addition, the Company shall pay to Executive as incurred all legal and accounting fees and expenses incurred by Executive in seeking to obtain or enforce any right or benefit provided by this Agreement or any other compensation- related plan, agreement or arrangement of the Company, unless Executive's claim is found by a court of competent jurisdiction to have been frivolous.

     10. Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially of the stock, assets or businesses of the Company.

     11. Amendment. This Agreement may only be amended by mutual written agreement between the Company and Executive.

     12. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

            To the Company:                    ConAgra, Inc.
                                               One ConAgra Drive

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                                                       Exhibit 10.13 (continued)

                                               Omaha, Nebraska 68102

                                               Attn: Secretary

            To Executive:                      Bruce Rohde
                                               843 South 96th Street
                                               Omaha, Nebraska 68114

            Any such notice or communication shall be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the actual date of mailing shall determine the date at which notice was given.

     13. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of Delaware without reference to such state's rules relating to conflicts of law.

                                               CONAGRA, INC.


                                               By: /s/ Philip B. Fletcher

                                               ----------------------------
                                               Chairman, Board of Directors

                                               /s/ Bruce Rohde

                                               ----------------------------
                                               Bruce Rohde

                                    AGREEMENT

     Agreement made effective this 26th day of August, 1996, by and between ConAgra, Inc., a Delaware corporation, hereinafter referred to as "ConAgra", and BRUCE ROHDE, hereinafter referred to as "Employee".

     WHEREAS, the Board of Directors of ConAgra has determined that the interests of ConAgra stockholders will be best served by assuring that all key corporate executives of ConAgra will adhere to the policy of the Board of Directors with respect to any event by which another entity would acquire effective control of ConAgra, including but not limited to a tender offer, and

     WHEREAS, the Board of Directors has also determined that it is in the best interests of ConAgra stockholders to promote stability among key executives and employees.

     NOW, THEREFORE, it is agreed as follows:

     1. Duties of Employee. Employee shall support the position of the Board of Directors and the chief executive officer, and shall take any action requested by the Board of Directors or the chief executive officer with respect to any "Change of Control" (as defined at Section 7 below) of ConAgra. If the Employee violates the provisions of this Section, he shall forfeit any payments due to him under the terms of this Agreement.

     2. Employment Contract. If a Change of Control of ConAgra occurs, and if at the initiation of the Change of Control attempt Employee is then employed by ConAgra, ConAgra hereby agrees to continue the employment of Employee for a period of three years from the date the Change of Control effectively occurs. During said three year period, Employee shall receive annual base and incentive compensation in an amount not less than that specified in Section 3(a) below.

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                                                       Exhibit 10.13 (continued)

            If Employee is Involuntarily Terminated (as defined at Section 7 below), at any time during the three year period, ConAgra shall pay to Employee an amount equal to that which Employee would have received pursuant to Section 3(a) below for the remainder of the three year period, and shall also make the payments specified in Sections 3(b) and 3(c) and, if applicable, any additional payments specified in Section 5 below. In addition, in the event of Involuntary Termination at any time, Employee shall receive payment of the base and incentive compensation described in Section 3(a) for one year. Any such termination payment of base and incentive compensation shall be made to Employee in a lump sum within thirty
            (30) days after termination.

            If Employee voluntarily terminates his employment at any time during the three year period, the Acquiror (as defined below), ConAgra, and their subsidiaries will not be obligated to pay the Employee any amount that might be due for the remainder of the three year period, or for any termination pay; however, they shall make any additional payments specified in Sections 3(b), 3(c) and 5 (if applicable) below.

     3.     Description of Payments. The payments to be made to Employee are:

            (a) Annual Base and Incentive Compensation. Employee shall receive for the three year period described in Section 2 above an annual amount equal to his current annual rate of compensation, which current annual compensation shall be computed as follows: twenty-six times the Employee's highest bi-weekly salary payment received during the one year period ending immediately prior to the Change of Control of ConAgra. In addition, Employee shall receive for the three year period described in
                 Section 2 above (i) an amount of annual short-term incentive equal to 80% of the annual rate of compensation described above, and (ii) an amount equal to the highest annual long-term compensation award made to Employee during the three fiscal years immediately preceding such Change of Control (provided, for fiscal year 1997, such amount shall be equal to the per unit payout for fiscal 1996 under the ConAgra's Long-Term Senior Management Incentive Plan multiplied by the number of units allocated to Employee for fiscal 1997).

            (b) Retirement Benefits. Employee shall receive an amount equal to that which he would have received as retirement benefits under the provisions of the ConAgra Pension Plan for Salaried Employees ("Qualified Pension Plan") and the ConAgra Retirement Income Savings Plan("CRISP") in effect immediately prior to the Change of Control of ConAgra, had Employee continued his employment until age 65 at the current annual rate of base and short term incentive compensation as determined above.

                 (i) The supplemental pension benefit hereunder shall be equal to the result of subtracting (x) the benefit the Employee will receive under the Qualified Pension Plan from (y) the pension benefit the Employee would obtain under the Qualified Pension Plan if the Employee remained in the employ of ConAgra until the Employee attained age 65. The supplemental pension benefit is to be computed assuming the Employee is to receive an unreduced normal retirement pension benefit payable beginning at the later of the date the Employee attains age 60 or the date of the Employee's termination of employment. If the Employee begins to receive his supplemental pension benefit at a time other than as described in the preceding sentence, an actuarial adjustment shall be made to reflect such event.

                 (ii) The supplemental CRISP benefit shall be equal to the amount computed, as follows:

                        A. The additional years of service that the Employee would receive if his

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                                                       Exhibit 10.13 (continued)

                              or her employment was not terminated prior to attaining age 65 is multiplied by the Employee's current annual base and short term incentive compensation (as described in Section 3(a)).

                        B. The result in A, immediately above, is multiplied by 3%.

                        C. The result in B, immediately above, is present valued to the date of the Employee's termination of employment. The discount factor for such present value shall be the discount factor used by the Qualified Pension Plan at the time of such termination of employment. The present value shall be computed based on the assumption that the result in B, immediately above, is paid ratably (and monthly) over the additional years of service of the Employee.

                        D. The present value amount determined pursuant to C, immediately above, shall be funded pursuant to Subsection (iv) of this Section 3(b).

                 (iii)  The actuarial assumptions and methods used by this
                        Section 3(b) shall be the same as those used by the Qualified Pension Plan. The timing of payment and the form of the supplemental pension benefit under this
                        Section 3(b) shall be the same as elected by the Employee under the Qualified Pension Plan and the timing of payment and the form of the supplemental CRISP benefit shall be the same as elected by the Employee under CRISP;

                 (iv) The supplemental pension and CRISP benefits payable under this Section 3(b) shall be unfunded until a voluntary termination or Involuntary Termination following a Change of Control. Within 60 days following such a termination, the supplemental pension and CRISP benefits shall be funded, in one lump sum payment, through a trust in the form attached to the ConAgra Supplemental Pension and CRISP Plan for Change of Control and which trust is incorporated by reference. The transferred amount for the supplemental CRISP benefit shall be held in a separate account and separately invested by the trustee. The amount accumulated in such account shall be the sole source of payment of the supplemental CRISP benefit, and shall be the amount of the supplemental CRISP benefit hereunder. The Acquiror, ConAgra and their subsidiaries shall make up any supplemental pension benefit payments the Employee does not receive under the trust, e.g., if the funds in the trust are sufficient to make the payments due to insufficient earnings in the trust. The trustee of such trust shall be a national or state chartered bank. If funding of the trust is not made within the sixty day period described in this Subsection (iv) of this Section 3(b), the Employee's supplemental pension and CRISP benefits 3(b), the Employee's supplemental pension and CRISP benefits shall then be equal to the product of 150% multiplied by the amount of supplemental pension and CRISP benefits described in this Section 3(b) above; provided, however, this increase in benefits is not intended to remove or detract from the obligation to fund the trust. The supplemental pension and CRISP benefits shall not be paid from the assets of the Qualified Pension Plan or CRISP.

            (c) Additional Payment. If a Change of Control of ConAgra occurs, Employee shall receive an amount equal to the excess, if any, of the highest per share price offered (valued in U.S. currency) by the successful Acquiror for ConAgra common stock (which stock will then be treated for purposes of this Agreement as converted into equivalent shares of such Acquiror's or the surviving company's capital stock as of the date of the Change of Control of ConAgra) over the closing per share price of such Acquiror's or the surviving

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                                                       Exhibit 10.13 (continued)

                 company's ("Acquiror") stock quoted on an established securities market (or if applicable, the closing bid price for the Acquiror's stock that is quoted on a secondary market or substantial equivalent thereof) on the date of termination (or if the date of termination is not a business day, on the next preceding business day), multiplied by the highest number of shares of the Acquiror's capital stock owned by the Employee at any time during the period beginning on the date of the Change of Control of ConAgra and ending on the date of termination. For purposes of this Section 3(c), the additional amount due hereunder shall be computed as if Employee owned all of the Acquiror's stock with respect to which Employee has an option to purchase in connection with his employment with the Acquiror, ConAgra or any of their subsidiaries. Said amount shall be paid to Employee within ten days after termination. In addition, if Employee sells any of the Acquiror's stock within one year following said termination, Employee shall receive the amount by which the closing price of such stock per share on the date of termination (determined as aforesaid) exceeds the per share actual net sales price of the Acquiror's stock on the date of sale realized by Employee, multiplied by the number of shares sold by Employee. Said amount shall be paid in immediately available funds to Employee within ten days after the sale. In addition, to the extent any of ConAgra's common stock remains outstanding after a Change of Control, then Employee shall receive additional amounts computed and payable in a manner similar to that provided in this Section 3(c) for Acquiror's stock owned, or subject to an option held, by Employee. These provisions shall be appropriately modified or adjusted to take into account the fact that the computations pursuant to the preceding sentence are with respect to ConAgra common stock and related options rather than the Acquiror's capital stock and options related thereto. The computations and payments under this Section 3(c) shall include appropriate adjustments for any stock splits, stock dividends, recapitalizations or similar share restructurings that may occur from time to time.

     4. Merger. ConAgra shall not merge, reorganize, consolidate or sell all or substantially all of its assets, to or with any other corporation until such corporation and its subsidiaries, if any, expressly assume the duties of ConAgra set forth herein.

     5.     Certain Additional Payments by ConAgra.

            (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by ConAgra to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by
                 Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in any amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (b) Subject to the provisions of Subsection (c) below, all determinations required to be made under this Section, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the certified public accounting firm then representing ConAgra (the "Accounting Firm") which shall provide detailed supporting calculations both to ConAgra and the Employee within 15 business days of the date of termination, if applicable, or such earlier time as is requested by ConAgra or Employee. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with an opinion that he has substantial authority not to report any

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                                                       Exhibit 10.13 (continued)

                 Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon ConAgra and the Employee. As a result of the uncertainty in the application of
                 Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by ConAgra should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that ConAgra exhausts its remedies pursuant to Subsection (c) below and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by ConAgra to or for the benefit of the Employee.

            (c) The Employee shall notify ConAgra in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by ConAgra of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee knows of such claim and shall apprise ConAgra of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty-day (30 day) period following the date on which it gives such notice to ConAgra (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If ConAgra notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                 (i) give ConAgra any information reasonably requested by ConAgra relating to such claim,

                 (ii) take such action in connection with contesting such claim as ConAgra shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by ConAgra,

                 (iii) cooperate with ConAgra in good faith in order to effectively contest such claim,

                 (iv) permit ConAgra to participate in any proceedings relating to such claim; provided, however, that ConAgra shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Subsection (c), ConAgra shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as ConAgra shall determine; provided, however, that if ConAgra directs the Employee to pay such claim and sue for a refund, ConAgra shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is

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

                                                       Exhibit 10.13 (continued)

                        limited solely to such contested amount. Furthermore, ConAgra's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                 (d) If, after the receipt by the Employee of an amount advanced by ConAgra pursuant to Subsection (c) above, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to ConAgra's complying with the requirements of Subsection
                        (c)) promptly pay to ConAgra the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by ConAgra pursuant to Subsection (c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and ConAgra does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     6. Term and Binding Effect. This Agreement shall bind ConAgra and Employee as long as Employee remains in the employ of ConAgra; provided, however, ConAgra may terminate this Agreement at any time by giving notice to Employee; and provided further, however, that ConAgra may not terminate this Agreement at any time subsequent to the announcement of an event that could result in a Change of Control of ConAgra. This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators and successors.

     7. Certain Definitions. The following definitions shall apply for the purposes of this Agreement:

            (a) Change of Control of ConAgra. The term "Change of Control" shall mean:

                 (i) The acquisition (other than from ConAgra) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), (excluding, for this purpose, ConAgra or its subsidiaries, or any employee benefit plan of ConAgra or its subsidiaries, which acquires beneficial ownership of voting securities of ConAgra) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of ConAgra's then outstanding voting securities entitled to vote generally in the election of directors; or

                 (ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by ConAgra's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                 (iii) Approval of the shareholders of ConAgra of a reorganization, merger, consolidation, in each case, with respect to which persons who were the shareholders of ConAgra immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of ConAgra or of the sale of all or substantially all of its assets.

            (b) Involuntary Termination. The term "Involuntary Termination" or any variation thereof shall mean either (i) the actual involuntary termination of Employee's employment with the Acquiror, ConAgra and their subsidiaries after a Change of Control (with or without cause) or (ii) the constructive involuntary termination of the Employee's employment with the Acquiror, ConAgra and their subsidiaries after a Change of Control. The term "constructive involuntary termination" shall include (w) a reduction in the Employee's compensation (including applicable fringe benefits); (x) a substantial change in the location of the Employee's job without the Employee's written consent; (y) the Employee's demotion or diminution in the Employee's position, authority, duties or responsibilities without the Employee's written consent; or (z) the sale or disposition of the stock of Employee's immediate employer, which was a subsidiary of the Acquiror, ConAgra, or their other subsidiaries immediately prior to such sale or disposition, provided Employee is not employed after such sale or disposition by the Acquiror, ConAgra, or any of their subsidiaries that are retained after such sale or disposition. "Substantial change in location" means any location change in excess of 35 miles from the location of the Employee's job with ConAgra or its subsidiaries at the time of the Change of Control of ConAgra.

     8. Costs. All costs of litigation necessary for the Employee to defend the validity of this contract are to be paid by ConAgra or its successors or assigns.

     IN WITNESS WHEREOF, the parties have executed this Agreement.
EMPLOYEE:                                          CONAGRA, INC.

 /s/ Bruce Rohde                                   /s/ Philip B. Fletcher

-----------------------                            ----------------------------
BRUCE ROHDE                                        Chairman, Board of Directors


                                                   ConAgra, Inc.
                                                   One ConAgra Drive
                                                   Omaha, NE 68102-5001
                                                   Phone: (402) 595-4000

                                February 16, 1998

Bruce Rohde
President and
  Chief Executive Officer
ConAgra, Inc.
One ConAgra Drive
Omaha, Nebraska 68102-5001

Dear Bruce:

     This letter will constitute an amendment of the terms and conditions of the employment agreement between you and ConAgra dated August 26, 1996 (the "Agreement"). First, the definition of "accrued benefits" in Section 5.1(ii), applicable in part in connection with the events described in Sections 5.1 and 5.2, is amended to read as follows: all options previously granted to Executive in connection with the LTSMIP shall become fully vested and exercisable during the remainder of the term of such options, and all options granted in accordance with Section 3.5 above shall become fully vested and exercisable during the remainder of the term of such options. Second, pursuant to Section 4.2 of the Agreement, you shall be credited with 92 months of additional service for purposes of determining your benefits payable and for vesting qualification under ConAgra's nonqualified pension plan and related benefit plans. Third, in the event of a termination by ConAgra without Cause or by you for Good Reason (as described in Section 5.2 of the Agreement), you may elect to receive your benefits under ConAgra's nonqualified pension plan in a lump sum.

     Subject to the amendments referenced above, all of the other terms and conditions of your Agreement are hereby ratified and affirmed. If you are in agreement with the amendments set forth above, please so indicate by signing below and returning an executed original of this letter to me for placement in the files of the Human Resources Committee of ConAgra's Board of Directors.

                              Sincerely,

                              /s/ Philip B. Fletcher
                              -----------------------------
                              Philip B. Fletcher, Chairman
                                of the Board of Directors

Acknowledged and Agreed to:

 /s/ Bruce Rohde
---------------------------
Bruce Rohde

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